                                                                  EXHIBIT 99.201

                                PORTFOLIO BIDDING
         (ALSO ALLOWING MODELING OF INTER-SC TRADE ADJUSTMENTS BY USING
                              VIRTUAL RESOURCES):
                     SI/SA POTENTIAL SOFTWARE SYSTEM IMPACTS

       ASSUMPTION: SCS RETAIN THE FLEXIBILITY FOR SUBMITTING PHYSICAL (OR
                         VIRTUAL) SCHEDULES AT 10:00 AM

MODIFIED TIMELINE (WITH THREE ITERATIONS) TO ACCOMMODATE PORTFOLIO BIDDING:

-     By 10:00 am ---- SCs submit portfolio schedules

-     By 10:30 am ---- ISO publishes suggested portfolio schedule adjustments

-     By 11:00 am ---- SCs submit revised portfolio schedules

-     By 11:30 am ---- ISO publishes final portfolio schedules

-     By 12 noon  ---- SCs submit physical schedules to the ISO

-     By 1:00 pm  ---- ISO completes Intra-Zonal congestion, A/S and RMR scheduling (RMR scheduling can be completed after 1:00 pm)

1. We need to introduce virtual resources in the existing network. Multiple virtual resources (generation & imports) and multiple virtual sinks (loads & exports) for each SC in each congestion zone may be required. Initially, plan for 5 virtual resources and 5 virtual sinks per SC per zone to allow for up to 50 price steps covering adjustments to a SC's combined inter-SC trades in the zone.

2.    We need to define these virtual resources and sinks in the Master File.

3. We need to potentially update the SI templates, PMIs and SC Workspace to accommodate these new virtual resources.

4. We need new validation software to upload the virtual resources and sinks into the SC Workspace.

5. We need to potentially provide additional software capability to initiate (the event scheduler) and transfer data from the SC Workspace to the ORACLE Database to meet the new time line.

6. We need to create and maintain additional tables, triggers and audit tables, and additional support software for the ORACLE database to accommodate these new virtual resources and sinks.

7. We need to modify the Network Application Controller (NAC) to accommodate the new timeline.

8. Unless explicit virtual imports and exports for each SC and for each zone are generated, we potentially need to modify some of the SA applications to properly allocate the virtual resources and sinks as defined in 1.

9. We need to potentially modify the software to transfer the data (related to the virtual resources for the suggested adjustments) from the ORACLE database to the SC workspace.

10. We potentially need additional validation software in the SI system to ensure that the physical schedules exactly match the virtual schedules.

11. In case that mismatches exist from the conversion process, the SC schedules will not be uploaded into the ORACLE database and the ISO needs to develop a process to deal with the mismatches.

      Note: This list is not intended to be exhaustive and represents a suggestion to the vendor concerning the types of changes that may be required to accomplish Portfolio Bidding. The vendor is responsible for determining the exact nature of the changes necessary to implement the intended functionality described in the DSOW.

      The Portfolio Bidding approach will enable SCs to use virtual resources to model adjustment bids on their inter-SC trades. However, portfolio bidding may require more capabilities and have larger system impacts than would be required to provide virtual resources solely for use in modeling inter-SC trade adjustments.


                                  Page 2 of 2